This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to shareholders of Ethyl
   Corporation on or about August 27, 1997. While the Offer is being made to all shareholders of the Company, tenders will not be accepted from or on behalf of shareholders in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on  behalf of the
        Company by Credit Suisse First Boston Corporation ("Credit Suisse
         First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash

                                       by

                               Ethyl Corporation

                            Up To 35,000,000 Shares
                              Of Its Common Stock
                              At a Purchase Price
              Not In Excess Of $9.25 Nor Less Than $7.75 Per Share


              Ethyl Corporation, a Virginia corporation (the "Company"), hereby invites its shareholders to tender up to 35,000,000 shares of its Common Stock, $1.00 par value per share (the "Shares"), at prices not in excess of $9.25 nor less than $7.75 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").


THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 25, 1997, UNLESS THE OFFER IS EXTENDED.

              THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS AS SET FORTH IN
THE OFFER TO PURCHASE. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES
ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.
              As promptly as practicable following the Expiration Date (as defined below), the Company will purchase up to 35,000,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not in excess of $9.25 nor less than $7.75 per Share in cash. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, September 25, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.
              The Company will select the lowest Purchase Price that will allow it to buy 35,000,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $9.25 nor less than $7.75 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price. The Company is making the Offer because the Board of Directors believes that, given the Company's business, assets and prospects and the current market price of the Shares, the purchase of the Shares is an attractive use of the Company's funds.
              Upon the terms and subject to the conditions of the Offer, if more than 35,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares in the following order of priority:
(a) FIRST,all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who: (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; (b) SECOND, after purchase of all of the foregoing Shares, all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a PRO RATA basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and (c) THIRD, if necessary, shares tendered conditionally at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot. The
Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.
              The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to Harris Trust and Savings Bank (the "Depositary") and making a public announcement thereof.
              Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, October 22,
1997. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one if its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3 of the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.
              CONCURRENTLY WITH THE ANNOUNCEMENT OF THE OFFER, THE COMPANY ANNOUNCED THAT THE BOARD OF DIRECTORS INTENDS TO REDUCE THE ANNUAL CASH
DIVIDEND ON THE COMMON STOCK OF THE COMPANY FROM $0.50 PER SHARE TO $0.25 PER SHARE EFFECTIVE FOR THE 1997 FOURTH QUARTER DIVIDEND SCHEDULED TO BE PAID ON JANUARY 1, 1998. Shareholders of record at the close of business on September 15, 1997 will be entitled to the quarterly $0.125 per Share dividend to be paid on October 1, 1997 regardless whether they tender shares either before or after the record date. The revised dividend policy results in a dividend payout ratio that is closer to the Company's target dividend payout of 30% of net earnings and is more comparable to those of other public U.S. industrial companies. Moreover, the Company believes that reducing the dividend rate improves the Company's financial flexibility for the future.
              THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
              Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:
[CIC LOGO]
                    Corporate Investor Communications, Inc.

              111 Commerce Road o Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call (201) 896-1900
                    All others call Toll Free (888) 881-0524

                      The Dealer Manager for the Offer is:
                                       |
                                 CREDIT|FIRST
                                 SUISEE|BOSTON
                                       |
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                           (800) 881-8320 (toll free)
August 27, 1997